Exhibit 99

Savoy Announces Private Placement

    DENVER--(BUSINESS WIRE)--July 23, 2004--Savoy Resources Corp. (OTCBB:SVYR) announces a private placement of $350,000. The private placement is comprised of 1,000,000 units with each unit consisting of 1 share of common stock at a price of $0.35 per share and a 1/3 warrant at a price of $0.45 for a period of two years.
    Funds will be used to make the first installment of Savoy's contribution to our joint venture with the First Institute of Geology and Exploration of Heilongjiang Province, China. $300,000 is allocated to launch an immediate drilling program on the Sishan Forestry Farm Gold Property and for drilling related activities including core sampling, shipments from the property to labs in North America for assays to North American standards, and for data collections and analyses. $50,000 is allocated to general and administrative expenses.

    Savoy Holds Extensive Mining Rights in China

    Through the joint venture agreement with the First Institute, Savoy holds mineral rights for the exploration and development of an area almost twice the size of Texas and California combined.
    The joint venture agreement provides Savoy with the right of first refusal to explore and develop any mineral property in the entire province. Savoy also has been given complete access to a geological database, developed over the past 50 years, that identifies precious and base metals, diamonds and other natural resources. The database includes comprehensive geological, geochemical, geophysical and drilling results data, as well as pre-feasibility and feasibility studies for mining on identified properties for the entire region. To date, the First Institute has reported the discovery of 120 deposits with 48 types of minerals including high-grade gold, silver, copper, iron, coal and diamonds.

    Planning Meeting with Consulting Geologists Archer, Cathro Held

    Savoy's new president, Mr. Robert Slavik has met with representative Doug Eaton of Archer, Cathro, to discuss plans to move forward with the initial phase of Savoy's projects in China.

    /s/ Weiguo Lang
    Weiguo Lang, Chairman and Director
    On Behalf of the Board of Directors
    Savoy Resources Corp.

    Certain matters discussed in this news release are "forward-looking statements." These forward-looking statements can generally be identified as such because the context of the statement will include words such as Savoy "expects," "anticipates" or words of similar import. Similarly, statements that describe the Company's plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated. Although Savoy believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that the expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Forward-looking statements made herein are only made as of the date of this news release and Savoy does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

    For more information regarding Savoy please contact the Company at info@savoyresources.com or North America toll free 800-507-2869.

    CONTACT: Savoy Resources Corp.
             Therese Ramond, 800-507-2869